Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, May 26, 2004

CLAYTON WILLIAMS ENERGY, INC. CLOSES THE SALE OF
$31,760,000 OF COMMON STOCK IN A PRIVATE PLACEMENT

Midland, Texas, May 26, 2004 – Clayton Williams Energy, Inc.  (NASDAQ–NMS:CWEI) announced today that it has closed the previously announced sale of 1,380,869 million shares of its common stock to certain institutional investors at a price of $23.00 per share in a private placement that raised $31,760,000 in gross proceeds.  After the payment of typical transaction expenses, net proceeds will be used to partially repay debt incurred to finance the acquisition of Southwest Royalties, Inc. which was finalized on Friday, May 21, 2004.  JP Morgan Securities, Inc. served as the sole placement agent for the transaction.

The shares of common stock sold in the private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.  The Company has agreed to file a registration statement with the SEC covering resales of the shares sold in the private placement.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements as defined by the Securities and Exchange Commission.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, mechanical and other inherent risks associated with oil and gas production.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.  Further information on risks and uncertainties is available in the Company’s filling with the Securities and Exchange Commission, which are incorporated by reference.

Contact:

Lajuanda Holder	Mel G. Riggs

Director of Investor Relations

Chief Financial Officer

(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com